Exhibit 10.1

Captivision Inc.

601 Brickell Key Drive, Suite 700

Miami, FL 33131

November 24, 2025

CONFIDENTIAL

Montana Goldfields, Inc.

1610 Wynkoop Street, Suite400

Denver, CO 80202

Attn: Patrick Imeson

Re: Letter of Intent

Dear Mr. Imeson,

This letter of intent (this “LOI”) outlines the general terms and conditions of a potential business transaction (the “Proposed Transaction”) involving Captivision Inc., a Cayman Islands exempted company (Nasdaq: CAPT) (the “Company”), and Montana Goldfields, Inc., a Delaware corporation ( “Montana Goldfields”) and relating specifically to the acquisition by the Company of Montana Tunnels Mining, Inc., a wholly owned subsidiary of Montana Goldfields (“MTMI”). By executing this LOI, the parties confirm their agreement to negotiate the Definitive Agreements (as defined below) on substantially the terms and conditions as set forth herein and in the non-binding term sheet in Exhibit A hereto (the “Term Sheet”). References hereinafter to this LOI shall be deemed to include the Term Sheet.

1.
Definitive Agreements. The obligations of the Company and Montana Goldfields to consummate the Proposed Transaction are subject to and conditioned upon the negotiation and execution of a definitive acquisition agreement, including a purchase, share exchange, merger or other acquisition agreement as shall be mutually agreed upon (the “Acquisition Agreement”) and other documents (collectively with the Acquisition Agreement, the “Definitive Agreements”), containing such terms and provisions as are customarily included in documentation for a transaction of the nature and magnitude of the Proposed Transaction as ultimately structured and as agreed to in writing by Montana Goldfields and the Company, including those terms and provisions set forth in the Term Sheet. The execution of the Definitive Agreements shall be subject to the parties hereto completing customary due diligence and obtaining requisite approval of their respective board of directors and or shareholders, as applicable. No agreement providing for any Proposed Transaction or any other transaction or the participation by either party hereto will be deemed to exist unless and until the Definitive Agreements have been executed and delivered by Montana Goldfields, the Company and each of the other parties thereto, if any. The closing of the Proposed Transaction (the “Closing”) will be subject to the satisfaction of all conditions precedent to Closing as identified in the Acquisition Agreement and other Definitive Agreements, and as set forth in the attached Term Sheet.
2.
Confidentiality. Montana Goldfields and the Company acknowledge that both parties shall be bound by the terms of the Confidentiality Agreement, dated as of October 22, 2025, between Montana Goldfields and the Company (the “NDA”). The parties acknowledge and agree that the existence and terms of this LOI and the Proposed Transaction are Confidential Information (as defined in the NDA), and therefore subject to the terms of the NDA (provided, that notwithstanding anything to the contrary set forth in the NDA, they may be disclosed by Montana Goldfields or the Company to Significant Investors as contemplated below). Except as required by applicable law, rule or regulation (including U. S. federal and state securities law, the rules and regulations of the U.S. Securities and Exchange Commission and applicable stock exchange requirements) or any other governmental, judicial, regulatory or supervisory authority having jurisdiction over such party or such party’s affiliates or any of their respective officers, directors, employees, consultants, contractors, agents and financial and legal advisors (collectively with such affiliates, such party’s “Representatives”), neither Montana Goldfields nor its Representatives, on the one hand, nor the Company nor its Representatives, on the other hand, will make any public announcements relating to the Proposed Transaction without the prior written consent of the other party. Montana Goldfields acknowledges that U.S. federal securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Notwithstanding the foregoing, each of Montana Goldfields and the Company understand and acknowledge that after each party executes this LOI, each party and its respective Representatives may on a confidential basis share the existence and terms of this LOI and certain confidential information about the other party with certain significant existing stockholders and other selected potential investors (together, the “Significant Investors”) in order to gauge their support of the Proposed Transaction and pursue financing (whether through a private placement, backstop arrangement or otherwise) in connection with the Proposed Transaction (the “PIPE Financing”), and each party hereby consents to the foregoing and agrees to cooperate in a timely manner with, and provide reasonable support for, such efforts (including assisting with the preparation of marketing materials and financing disclosure documents and having its senior management reasonably available to participate in conversations, presentations and meetings with Significant Investors relating to their potential investment in the PIPE Financing).
3.
Exclusivity. Each party represents and warrants to the other that it is under no contractual obligation to disclose the existence or terms of this LOI to any third party, and that no affiliate or other party has a right of first offer, first refusal, or other similar rights with respect to the Proposed Transaction. Each party agrees that during the period commencing on the date of this LOI as set forth hereinabove and ending 60 days thereafter (inclusive) (the “Exclusivity Period”), neither will, directly or indirectly, solicit or initiate or enter into or continue discussions, negotiations or transactions with any individual, corporation, partnership, limited liability company or other entity or group (other than the other party hereto and its affiliates, including its Significant Investors) concerning any transaction with respect to the direct or indirect purchase or sale of such party, or its equity interests, business or material assets (other than, in the case of Montana Goldfields, in the ordinary course of business consistent with Montana Goldfields’ past practices) (a “Competing Transaction”). Any negotiations in progress by either party with respect to any Competing Transaction will be suspended during the Exclusivity Period, and in no event will either party accept or enter into any agreement concerning any Competing Transaction during the Exclusivity Period.
4.
Access. Prior to the Termination Date (as defined below), each of Montana Goldfields and the Company will, upon reasonable advanced notice and during its customary business hours, afford the other party and its respective Representatives with reasonable access to its and its affiliates’ respective assets, properties, facilities, books and records and personnel. Further, each party will cooperate, and cause its Representatives to cooperate, with the other party and its Representatives regarding all due diligence matters, including document requests. Prior to the Termination Date, each party will promptly (but in any event within 72 hours) after it becomes aware of such an event, notify the other party of any material adverse event affecting it or its affiliates, their respective businesses or such party’s ability to consummate the Proposed Transaction in accordance with the terms and conditions of this LOI.

5.
Expenses. Whether or not the parties enter into the Definitive Agreements (but subject to the terms and conditions of the Definitive Agreements if the parties do enter into the Definitive Agreements), and except as otherwise provided herein, each of the parties hereto will pay its own costs and expenses (including legal, financial advisory, consulting and accounting fees and expenses) incurred at any time in connection with pursuing or consummating the Proposed Transaction. Montana Goldfields and the Company will share equally the cost of any regulatory or governmental approval filing fees incurred in connection with consummation of the Proposed Transaction.
6.
Termination. This LOI may be terminated as follows: (a) by the mutual written agreement of the parties to terminate this LOI, (b) automatically, unless expressly extended by Montana Goldfields, upon the expiration of the Exclusivity Period, or (c) automatically upon execution of the Acquisition Agreement, with the date of termination in each instance being hereinafter referred to as the “Termination Date;” provided, however, if this LOI (along with the Term Sheet) is terminated pursuant to subparagraph (a) above, the Exclusivity Period shall terminate immediately. Upon termination, this LOI will be deemed null, void and of no further force or effect, and all obligations and liabilities of the parties under this LOI or otherwise related to the Proposed Transaction will terminate, except for the respective continuing obligations of the parties pursuant to Sections 2, 3 and 5 through 8 hereof (the “Continuing Binding Matters”), which obligations will survive any termination of this LOI indefinitely (unless a lesser period is expressly contemplated by their terms). The termination of this LOI will not relieve any of the parties of liability for such party’s pre-termination breach of any of the Continuing Binding Matters or any other agreement between the parties.
7.
Governing Law; Jurisdiction; Waiver of Jury Trial. This LOI and the rights and obligations of the parties hereunder will be governed by and construed under and in accordance with the laws of the State of New York, without regard to conflict of law rule or principle that would result in the application of any laws other than the laws of the State of New York. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this LOI, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard in and determined by such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this LOI.
8.
Miscellaneous. This LOI supersedes any prior written or oral understanding or agreements between the parties related to the subject matter hereof (other than the NDA). This LOI may be amended, modified, waived or supplemented only by written agreement of the parties. The headings set forth in this LOI are for convenience of reference only and shall not be used in interpreting this LOI. In this LOI, the term: (x) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation;” (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). This LOI may be executed and delivered in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Page(s) Follow(s)}

Please acknowledge your acceptance of and agreement with the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this LOI.

Sincerely,

Captivision Inc.

By: _/s/ Gary R. Garrabrant________

Name: Gary R. Garrabrant
Title: Chief Executive Officer

Accepted and agreed to by the undersigned as of the date first above written:

Montana Goldfields, Inc.

By: _/s/ Patrick Imeson___________

Name: Patrick Imeson
Title: Chief Executive Officer

Exhibit A – NON-BINDING TERM SHEET

This Term Sheet is attached to and forms a part of an LOI intended to set forth the material financial and business terms and conditions of the Proposed Transaction. However, all such terms and conditions are subject to further refinement and detail as the parties shall mutually agree, as shall be set forth in the Definitive Agreements. All capitalized terms used in this Term Sheet and not otherwise defined herein shall have the respective meanings ascribed to such terms in the LOI to which this Term Sheet is attached.

Proposed Transaction:

The Proposed Transaction is intended to consist of the acquisition by the Company of 100% of the outstanding equity and equity equivalents (including options, warrants or other securities that have the right to acquire or convert into equity securities) of MTMI , which owns the legacy Montana Tunnels permitted mine and related mining and milling plant and equipment, from Montana Goldfields in exchange for the issuance to Montana Goldfields of the Transaction Shares (as hereinafter defined and described in Transaction Consideration below. Notwithstanding the foregoing, (Montana Goldfields and the Company will jointly determine the optimum transaction structure for the Proposed Transaction for execution efficiency and tax purposes based on the due diligence findings as well as business, legal, tax, accounting and other considerations, which may include structuring the Proposed Transaction, including through a tax election, as an asset purchase transaction rather than as an equity acquisition.

The Transaction Shares will be issued by the Company to Montana Goldfields in a private placement exempt from registration under the Securities Act of 1933, as amended (“Securities Act”) and the Proposed Transaction will proceed without Company shareholder approval in reliance on the exemption provided to foreign private issuers under Nasdaq’s Series 5600 rules. The Proposed Transaction will be treated as a combination transaction requiring a new listing application under Nasdaq Rule 5110(a).

Reverse Split of Ordinary Shares

If and to the extent required to meet Nasdaq requirements for continued listing of the Company’s Ordinary Shares (the “Ordinary Shares”), the Company shall amend its memorandum and articles of association (“MMA”) as necessary to provide for, and shall timely effect, a reverse split of its Ordinary Shares on a 1:10 basis or such ratio as required for continued listing (the “Reverse Split”).

ROFO:

The Definitive Agreements will contain a right of first refusal, in favor of the Company, exercisable for a period of two years following the Closing, to acquire other mining and milling assets owned by Montana Goldfields and its subsidiary Elkhorn Goldfields Inc., including the permitted Diamond Hill mine, the permitted Golden Dream deposit and three Elkhorn deposits, on terms to be negotiated by the Company and Montana Goldfields.

Transaction Consideration:

The total consideration provided to or for the benefit of Montana Goldfields and/or its equity holders (including holders of options, warrants and other convertible securities), as applicable, in the Proposed Transaction (the “Transaction Consideration”) is based on a total pre-transaction equity value of Montana Goldfields of $750 million and the Company of $50 million. The Transaction Consideration to be paid by the Company will consist of issuance by the Company of Ordinary Shares, which would be issued by the Company based on the 1:15 ratio of the foregoing relative valuations (the “Transaction Shares”).

Based on 58,492,342 fully diluted Ordinary Shares outstanding as of the date hereof (and giving effect to the planned 1:10 reverse share split), the share ownership following the issuance of the Transaction Shares will approximate as follows:

The number of shares and percentage ownership will reflect the Ordinary Shares outstanding as of the Closing.

Lock-Up & Registration Rights:

All Transaction Shares to be issued in the Proposed Transaction will be subject to the following conditions and protections: (a) a lock-up for a period of up to six months following the Closing; and (b) all applicable holding periods and requirements under the Securities Act and applicable rules thereunder.

The Company and Montana Goldfields will enter into a registration rights agreement providing Montana Goldfields with demand registration rights, exercisable for a period of time and commencing at such time as the parties shall mutually agree, and customary piggyback registration rights relating to future issuances and sales of the Company’s Ordinary Shares, subject to such terms and conditions as are customary in transactions of the nature of the Proposed Transaction, including with respect to customary and reasonable underwriter cooperation provisions and “cutback” limitations.

Employment Arrangements:

Certain executives of Montana Goldfields and/or MTMI (to be identified by Montana Goldfields and agreed to by the Company) and the Company will enter into mutually acceptable employment agreements with the Company, which will include customary confidentiality, non-compete and other restrictive covenant provisions as are customary in transactions of the nature of the Proposed Transaction and their respective positions.

The Company’s long-term incentive/equity plan will remain in effect post-Closing.

Board of Directors/ Executive Management:

The Company will amend its MMA or take board action, as is necessary, to fix the size of its board of directors (the “Board”) at 7 directors with four directors appointed by Montana Goldfields, including Thomas Hennessy. The composition of the Board must satisfy the Nasdaq listing requirements.

Gary Garrabrant and Patrick Imeson will be appointed by the Board, effective upon Closing, to serve as co-chairman of the Board and Gary Garrabrant will be appointed by the Board, effective upon Closing, to serve as the interim chief executive officer of the Company until a successor is identified and appointed. Prior to the Closing, the Board will initiate an executive search for an “industry veteran” president (to serve as a potential successor chief executive officer of the Company) and chief financial officer of the Company.

Acquisition Agreement:

The obligations of the parties will be subject to execution of the Definitive Agreements, each containing terms and conditions satisfactory to the Company and Montana Goldfields. The execution of the Definitive Agreements will also be subject to completion of respective and reasonably satisfactory due diligence investigations by each of the Company and Montana Goldfields, and

•
if required by SEC regulations, the delivery of PCAOB audited financial statements of MTMI for the years ended December 31, 2023 and December 31, 2024 and unaudited interim financial statements of MTMI.
•
the Company’s filing of its Form 20F annual report (including audited financial statements for the years ended December 31, 2023 (as restated as applicable) and December 31, 2024 and submission of Form 6-K containing unaudited interim financial statements for the period ended June 30, 2025;
•
completion of a super Form 6-K containing Form 20F compliant information for post-acquisition company;
•
as necessary for continued listing on Nasdaq of the Ordinary Shares (including the Transaction Shares), the implementation of the Reverse Split in a ratio of at least 1:10; and
•
the receipt of a listing approval letter from Nasdaq approving the reverse acquisition and continued listing.

The Acquisition Agreement will contain representations, warranties, covenants and closing conditions provisions customary for transactions of the nature of the Proposed Transaction, as well as a general release by Montana Goldfields and any other MTMI equity holders.

Survival:

Neither Montana Goldfields nor the Company will provide any indemnification under the Acquisition Agreement, and neither party’s representations, warranties and covenants will survive the Closing (except for those covenants, which by their express terms, survive or are to be performed after the Closing).

Closing Conditions:

The obligations of each party to consummate the Proposed Transaction are subject to closing conditions customary in transactions of the nature of the Proposed Transaction, including without limitation: (a) the Company’s Nasdaq continued listing approval remaining in effect, receipt of any required regulatory approvals and necessary third party approvals, and expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or other applicable anti-trust laws, (ii) the Company’s receipt of a fairness opinion as to fairness from a financial point of view of the Proposed Transaction , (iii) approval of the Proposed Transaction and related matters by Montana Goldfields, MTMI’s sole equity owner, as is required by applicable law, (iv) all of the outstanding options and warrants, and all other convertible securities of MTMI shall have been converted into equity of the Company or cancelled prior to the Proposed Transaction, and any rights to acquire equity of MTMI will be extinguished as of the Closing and replaced with corresponding rights to acquire equity of the Company, (v) there shall have not been any material adverse changes in the business, customer relationships, operations, financial condition, regulatory environment or prospects of MTMI, and (vi) the execution of all of the other Definitive Agreements as contemplated by the Acquisition Agreement including lockup agreements, non-compete and non-solicitation agreements, and employment agreements.

Filings:	As soon as practicable following the execution of the Acquisition Agreement, the parties will file all submissions required for applicable shareholder, regulatory and governmental approval.
No Third-Party Beneficiaries

Nothing herein is intended or shall be construed to confer upon any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Term Sheet.

Governing Law:	The Acquisition Agreement and other Definitive Agreements will be governed by New York law and jurisdiction as provided in the LOI.
Non-Binding Nature of LOI and Term Sheet

This Term Sheet and the LOI to which it is attached and forms a part of reflect the current intention of the parties, but none of such LOI, this Term Sheet or acceptance thereof shall give rise to any legally binding or enforceable obligation on the part of any of they, except with regard to this section and the sections hereof titled “Confidentiality,” “Expenses,” “Governing Law” and “Third-Party Beneficiaries.” No contract or agreement providing for any transaction involving Montana Goldfields or MTMI will be deemed to exist between or among any of the parties or any of their respective affiliates unless and until final Definitive Agreements have been executed and delivered by the same.